Exhibit 99.3

FORM OF NOTICE TO STOCKHOLDERS WHO ARE ACTING AS NOMINEES

MOTRICITY, INC.

To Brokers, Dealers, Custodian Banks,

Trust Companies and Other Nominees:

This letter is being distributed to brokers, dealers, custodian banks, trust companies and other nominees in connection with the rights offering (the “Rights Offering”) by Motricity, Inc. (the “Company”) of units of the Company’s securities pursuant to subscription rights to all holders of record of shares of the Company’s common stock as of                  , 2012, as described in the Company’s prospectus (the “Prospectus”) dated                  , 2012. Subject to applicable law, each holder will receive one subscription right for each share of common stock owned as of 5:00 pm, New York City time on                  , 2012, the record date, which is referred to as the “basic subscription privilege.” The subscription rights will expire at 5:00 p.m., New York City Time, on                  , 2012, unless extended by the board of directors of the Company.

Each subscription right, subject to certain limitations, is exercisable, upon payment of the subscription price of $            , to purchase one unit. Each unit consists of              shares of the Company’s 8% Redeemable Series J preferred stock, which is referred to as “Series J preferred stock” and warrants to purchase              shares of the Company’s common stock at a price of $            per share, which are referred to as the “common stock warrants.” The Series J preferred stock and the common stock warrants comprising the unit will separate upon subscription of the rights and the units will not trade as separate securities.

The Company applied for listing of the subscription rights on the Nasdaq Global Select Market under the symbol “MOTRR” beginning on or about             , 2012. The Company also applied for listing of the Series J preferred stock on the Nasdaq Global Select Market under the symbol “MOTRP” beginning on or about             , 2012. The company also applied for listing of the common stock warrants on the Nasdaq Global Select Market under the symbol “MOTRW,” beginning on or about             , 2012. If the listing applications for the subscription rights, Series J preferred stock or common stock warrants are not accepted, the Company intends to apply for quotation of the subscription rights, Series J preferred stock and/or common stock warrants on the OTCQB market. The subscription rights, the Series J preferred stock and the common stock warrants will be new issues of securities with no prior trading markets, and the Company cannot provide any assurances as to the liquidity of the trading market for the subscription rights, the Series J preferred stock or common stock warrants. The subscription rights are transferable until 5:00 p.m., New York City time on the last business day prior to the expiration date of the Rights Offering.

The subscription rights entitle the holders of the Company’s common stock to purchase an aggregate of approximately              units consisting of              shares of the Company’s Series J preferred stock and warrants to purchase              shares of the Company’s common stock at a price of $            per share, which are referred to as the “common stock warrants,” for an aggregate purchase price of $30 million.

If any holders of rights (including holders who acquired rights by purchasing rights from others) do not exercise their basic subscription privilege in full, then holders of rights (including holders who acquired rights by purchasing rights from others) will be entitled to exercise an over-subscription privilege, subject to certain limitations and subject to allotment, to purchase a portion of the number of unsubscribed units, if any, at the same subscription price of $            per unit. A holder does not have to exercise the basic subscription privilege in full in order to exercise the over-subscription privilege. However, because units available pursuant to the over-subscription privilege, if any, will be allocated based on the number of rights exercised, a holder’s ability to subscribe for units pursuant to the over-subscription privilege will be maximized if the holder exercised the basic subscription privilege in full and by purchasing rights from other holders and exercising those rights. If over-subscription requests exceed the number of units available, the available units will be allocated pro rata among the holders of rights (including holders who acquired rights by purchasing rights from others) exercising the over-subscription privilege in proportion to the number of rights properly exercised by such holder as of the expiration date of the Rights Offering, relative to the number of rights properly exercised as of the expiration date of the Rights Offering by all holders of rights exercising the over-subscription privilege (including holders who acquired rights by purchasing rights from others).

The Company will not issue or pay cash in place of fractional rights, fractional units or fractional shares. Instead, the Company will round down any fractional rights to the nearest whole right, any resulting units to the nearest whole unit and any resulting fractional shares to the nearest whole share.

The subscription rights are evidenced by subscription rights certificates (“Subscription Rights Certificates”) registered in the record holder’s name or in your name as nominee. The number of subscription rights to which the record holder is entitled is printed on the face of the Subscription Rights Certificate. The Company is asking persons who hold shares of the Company’s common stock beneficially and who have received the subscription rights with respect to those shares through a broker, dealer, custodian bank, trust company or other nominee, as well as those persons who hold Subscription Rights Certificates of the Company’s common stock directly and prefer to have such institutions effect transactions relating to the subscription rights on their behalf, to contact the appropriate institution or nominee and request it to effect the transactions for them. In addition, the Company is asking beneficial owners who wish to obtain a separate Subscription Rights Certificate to contact the appropriate nominee as soon as possible and request that a separate Subscription Rights Certificate be issued.

You will be required to certify to American Stock Transfer & Trust Company, LLC (the “Subscription Agent”), in connection with the exercise of the Subscription Rights, as to the aggregate number of units subscribed for pursuant to the exercise of the basic subscription privilege and the over-subscription privilege by you or the beneficial owners for which you are acting and, if applicable, whether the basic subscription privileges have been exercised in full by you or each beneficial owner for which you are acting.

Please take prompt action to notify any beneficial owners of the Company’s common stock as to the Rights Offering and the procedures and deadlines that must be followed to exercise subscription rights.

All commissions, fees, and other expenses incurred in connection with the exercise of the subscription rights will be for the account of the holder of the subscription rights, and none of such commissions, fees, or expenses will be paid by the Company. Enclosed are copies of the following documents:

1.	Prospectus;

2.	A form of letter that may be sent to your clients for whose accounts you hold the Company’s common stock registered in your name or the name of your nominee;

3.	Instructions as to Use of Subscription Rights Certificate;

4.	Form of Beneficial Owners Election Form which may be sent to beneficial owners of the Company’s common stock;

5.	Form of Nominee Holder Certification for custodial and/or broker use; and

6.	Notice of Tax Information.

A holder cannot revoke the exercise of its subscription rights. Subscription rights not exercised prior to 5:00 p.m., New York City time, on                  , 2012 will expire and have no value. The Company reserves the right to reject any or all subscriptions not properly submitted or the acceptance of which would in the opinion of the Company’s Counsel, be unlawful.

NOTHING HEREIN OR IN THE ENCLOSED DOCUMENTS SHALL MAKE YOU OR ANY OTHER PERSON AN AGENT OF THE COMPANY, THE SUBSCRIPTION AGENT OR THE INFORMATION AGENT, OR AUTHORIZE YOU OR ANY OTHER PERSON TO MAKE ANY STATEMENTS ON BEHALF OF ANY OF THEM WITH RESPECT TO THE RIGHTS OFFERING, EXCEPT FOR STATEMENTS MADE IN THE PROSPECTUS.

Any questions or requests for assistance concerning the Rights Offering should be directed to Phoenix Advisory Partners, the information agent, at (212) 493-3910.

Very truly yours,

Motricity, Inc.